DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

PLEASE DO NOT ALTER THIS PAGE. IT IS CUT DIRECTLY INTO A MODEL.

LTV :	Fixed $	2/28 $	3/27 $	5/25 $	Other	MH Stratification:
Below 70	65,316,107	185,069,963	16,410,611	4,479,543	379,532	Total Balance	0
70.01 to 75	21,638,905	105,098,861	8,278,048	2,148,703	995,955	% Pool Balance	0.00%
75.01 to 80	56,690,793	536,359,098	41,069,993	2,614,738	2,359,372	Ave. FICO	0
80.01 to 85	20,611,263	121,304,269	7,976,985	670,749	471,614	Ave. LTV	0
85.01 to 90	27,839,219	185,046,736	7,756,518	756,216	2,634,732	% Full Docs	0%
90.01 to 95	13,649,163	53,370,244	1,170,532	0	796,820
95.01 to 100	64,187,975	17,004,334	926,727	0	0	Silent Seconds Stratification:
100.01 plus	0	0	0	0	0	Total Balance	486,134,008
						% Pool Balance	30.9%
FICO						Ave. FICO	649
below 549	16,633,629	138,763,363	6,027,645	876,836	477,050	Ave. LTV	79.7
550 to 574	20,887,850	124,284,876	6,119,786	797,692	1,537,957	% Full Docs	61.4%
575 to 599	39,864,930	178,485,925	8,331,558	1,429,604	924,293
600 to 624	46,410,174	214,843,125	14,060,335	1,590,610	1,442,967	Second Lien Stratification:
625 to 649	47,754,712	212,540,125	15,890,707	1,496,189	149,335	Total Balance	69,812,872
650 to 674	39,895,798	158,554,536	15,560,685	1,321,944	1,003,434	% Pool Balance	4.4%
675 to 699	26,631,044	80,496,115	8,624,568	1,808,876	1,004,229	Ave. FICO	641
700 plus	31,855,290	95,285,441	8,974,128	1,348,199	1,098,760	Ave. LTV	99.3
						% Full Docs	89.7%
Property Type:
Single-Family Detached	228,395,817	964,726,895	64,594,454	8,395,140	5,370,279	LTV Above 90 Stratification:
PUD	11,958,282	71,361,677	4,827,343	581,708	1,429,113	Total Balance	151,105,795
Condo	14,321,859	84,628,308	8,592,562	134,611	170,633	% Pool Balance	9.6%
3+ Family Det.	2,569,738	22,807,703	1,741,632	988,490	668,000	Ave. FICO	639
Manufactured House	0	0	0	0	0	Ave. LTV	97.5
Other	12,687,729	59,728,923	3,833,422	570,000	0	% Full Docs	82.8%

Purpose:
Purchase	83,271,978	475,535,528	22,216,441	2,011,643	2,365,572
Refinance rate/term	20,563,929	65,667,895	6,040,655	1,554,358	635,909
Cash Out Refi (COF) Below 70 LTV	59,923,986	160,214,922	15,561,784	3,755,435	379,532
COF with LTV 70.01 to 75	18,180,088	84,588,062	5,668,427	2,148,703	248,756
COF with LTV 75.01 to 80	37,017,677	196,300,136	23,138,577	385,288	1,339,811
COF with LTV 80.01 to 85	15,849,176	80,654,116	4,849,973	670,749	471,614
COF with LTV 85.01 to 90	20,491,168	108,353,510	4,587,470	143,774	2,196,831
COF with LTV 90.01 to 95	5,910,240	29,204,245	917,404	0	0
COF with LTV 95.01 to 100	8,725,184	2,735,091	608,682	0	0
COF with LTV 100.01 plus	0	0	0	0	0
Other	0	0	0	0	0

Occupancy Status:
Owner Occupied	257,025,470	1,119,410,801	79,918,205	9,636,744	6,341,894
2nd Home	3,048,215	9,174,486	56,045	0	411,276
Investment	9,859,741	74,668,219	3,615,163	1,033,205	884,855
Other	0	0	0	0	0

Loan Balance
Below 50,000	39,527,278	8,087,961	144,861	0	0
50,000.01 to 100,000	57,919,563	87,553,597	4,848,814	892,481	248,055
100,000.01 to 150,000	44,550,756	165,563,797	10,505,961	1,384,826	539,391
150,000.01 to 200,000	35,242,140	192,958,036	13,074,649	2,369,608	867,216
200,000.01 to 400,000	62,203,853	502,950,428	33,111,661	4,388,077	2,924,808
400,000.01 to 500,000	15,869,519	121,847,439	13,534,425	479,749	411,276
500,000.01 to 600,000	7,446,990	62,925,179	3,300,867	1,155,209	596,170
600,000.01 to 1,000,000	7,173,327	61,367,069	5,068,176	0	2,051,108
1,000,000.01 and above	0	0	0	0	0

Loan Term
>30 Years	5,998,611	199,476,285	8,131,174	2,289,111	0
30 Years	244,306,287	1,003,777,220	75,458,240	8,380,838	7,638,025
20 Years	6,983,642	0	0	0	0
15 Years	11,430,911	0	0	0	0
Other	1,213,975	0	0	0	0

Documentation Type
Full Documentation	230,565,235	773,857,874	52,236,178	7,233,241	5,171,749
Limited Documentation	12,565,400	216,599,096	10,992,344	1,409,806	644,549
Stated Docs with LTV below 70	7,807,661	48,656,161	2,445,489	442,435	67,520
Stated Docs with LTV 70.01 to 75	3,307,179	22,441,990	2,843,488	515,113	0
Stated Docs with LTV 75.01 to 80	7,142,589	97,926,734	12,698,147	445,832	618,686
Stated Docs with LTV 80.01 to 85	1,351,731	18,519,249	1,136,580	479,749	300,981
Stated Docs with LTV 85.01 to 90	1,307,242	17,975,219	1,131,328	143,774	198,632
Stated Docs with LTV 90.01 to 95	939,883	5,489,881	0	0	635,909
Stated Docs with LTV 95.01 to 100	4,946,505	982,915	0	0	0
Stated Docs with LTV above 100.01	0	804,388	105,859	0	0
Other	0	0	0	0	0

Lien Status
1st Lien	200,120,553	1,203,253,505	83,589,413	10,669,949	7,638,025
Second Liens with LTV below 85	144,735	0	0	0	0
Second Liens with LTV 85.01 to 90	1,251,723	0	0	0	0
Second Liens with LTV 90.01 to 95	5,874,103	0	0	0	0
Second Liens with LTV 95.01 to 100	62,542,312	0	0	0	0
Second Liens with LTV above 100.01	0	0	0	0	0

Interest Only
Dollar of Mortgage Type	6,259,169	289,648,205	29,281,995	1,226,000	920,000
Ave. FICO	673	649	657	655	654
Ave. LTV	71.2	80.9	78.9	78.8	82.7
% Stated Docs	11.7	8.6	25.9	13.7	0
% Full Docs	88.3	72.8	58.9	86.3	72.6